EXHIBIT 10.6
Summary Description of PNM Resources, Inc. Officer Paid Time Off
Program As of December 16, 2011
PNM Resources, Inc. provides for paid time off to its full-time Officers (i.e., employees in a position of Vice President, or higher) under the Officer Paid Time Off (PTO) Program.  Other classifications of employees are not eligible for the benefits covered under this program.   Unless otherwise specified, absences covered under this program are paid at the Officer's straight time rate.
With PTO, each Officer gets a bank of time off each calendar year.  The general rules of PTO use are:

▪	PTO is used for vacation, personal days and sick time.

▪	PTO is designed to be used each calendar year. Only 100 hours can be carried over from year to year for full-time employees.

▪	Officers cannot sell PTO.

▪	PTO is not used for holidays, jury time, approved funeral leave, military leave, voting time, or doctor appointments (for the employee only).

▪	PTO is not used after Short Term Illness/Injury (STI) benefits begin (generally seven consecutive calendar days, or five PTO days).
Officers are awarded twenty-five (25) days of paid time off annually until the Officer's years of service would entitle them to more paid time off under the employee program.
Once the Officer is entitled to more time off under the employee program, he/she will receive time off pursuant to that program.  Under the employee program, PTO is based on an employee's years of service.  The more service an employee has, the more time off he/she gets each calendar year, per the Company Absence from Work Policy.